Exhibit 2.3

FORM OF LOCK-UP AGREEMENT

 , 2019

KBL Merger Corp. IV

150 West 56th Street, Suite 5901

New York, NY 10019

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that KBL Merger Corp. IV, a Delaware corporation (“KBL”) proposes to enter into a Business Combination Agreement (as the same may be amended from time to time, the “Business Combination Agreement”) with KBL Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of KBL (“Merger Sub”), CannBioRx Life Sciences Corp., a Delaware corporation (the “Company”), Katexco Pharmaceuticals Corp., a British Columbia corporation (“Katexco”), CannBioRex Pharmaceuticals Corp., a British Columbia corporation (“CBR Pharma”), 180 Therapeutics LP, a Delaware limited partnership (“180” and together with Katexco and CBR Pharma, the “Company Subsidiaries”), and Lawrence Pemble, in his capacity as representative of the stockholders of the Company and the Company Subsidiaries which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Business Combination Agreement.  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

No later than July 31, 2019, the Company and the Company Subsidiaries intend to engage in a corporate restructuring pursuant to which the Company shall become the parent and direct owner of 100% of the common equity of 180 and the ultimate parent and indirect owner of 100% of the common equity of Katexco and CBR Pharma.

1. As a material inducement to each of the Parties to enter into the Business Combination Agreement and to consummate the Contemplated Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of KBL, the undersigned will not, until the earlier of (i) one year after the Business Combination, or (ii) on such earlier date as provided in clauses (x) or (y) below if, subsequent to the Business Combination, (x) the last sale price of the Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period commencing at least 150 days after the Business Combination or (y) the date following the Business Combination on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Restricted Period”):

(a)	offer, pledge, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of KBL Common Stock or any securities convertible into or exercisable or exchangeable for KBL Common Stock (including without limitation, (a) KBL Common Stock or such other securities of KBL which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC, (b) securities of KBL which may be issued upon exercise of a stock option or warrant and (c) KBL Common Stock or such other securities to be issued to the undersigned in connection with the Merger), in each case, that are currently or hereafter owned of record or beneficially (including holding as a custodian) by the undersigned (collectively, the “Undersigned’s Shares”), or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition;

(b)	enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of KBL Common Stock or such other securities, in cash or otherwise; or

(c)	make any demand for or exercise any right with respect to the registration of any shares of KBL Common Stock or any security convertible into or exercisable or exchangeable for KBL Common Stock.

2. The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a)	transfers of the Undersigned’s Shares:

(i)	if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of law, (C) as a bona fide gift to a charitable organization, (D) by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any such Family Member(s);

(ii)	if the undersigned is a corporation, partnership or other business entity, (A) to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned, (B) as a distribution or dividend to equity holders (including, without limitation, general or limited partners and members) of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders) or (C) as a bona fide gift to a charitable organization; or

(iii)	if the undersigned is a trust, to any grantors or beneficiaries of the trust;

provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to KBL a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of KBL Common Stock or such other securities that have been so transferred or distributed;

(b) the exercise of an option (including a net or cashless exercise of an option) to purchase shares of KBL Common Stock, and any related transfer of shares of KBL Common Stock to KBL for the purpose of paying the exercise price of such options or any related transfer of shares of KBL Common Stock for paying taxes (including estimated taxes) due as a result of the exercise of such options (or the disposition to KBL of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement); provided that, for the avoidance of doubt, the underlying shares of KBL Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(c) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of KBL Common Stock; provided that such plan does not provide for any transfers of KBL Common Stock during the Restricted Period; or

(d)   transfers or distributions pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of KBL Common Stock involving a change of control of KBL (including entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of shares of KBL Common Stock (or any security convertible into or exercisable for KBL Common Stock), or vote any shares of KBL Common Stock in favor of any such transaction or taking any other action in connection with any such transaction), provided that the restrictions set forth in this Lock-Up Agreement shall continue to apply to the Undersigned’s Shares should such tender offer, merger, consolidation or other transaction not be completed;

and provided, further, that, with respect to each of (a), (b) and (c) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under the Exchange Act (other than (i) a filing at any time on a Form 5 or (ii) a filing after the expiration of the Restricted Period on a Schedule 13D or Schedule 13G (or Schedule 13D/A or Schedule 13G/A)), or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase KBL Common Stock following such individual’s termination of service relationship (including service as a director) with KBL that would otherwise expire during the Restricted Period, provided that reasonable notice shall be provided to KBL prior to any such filing).

3. Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of KBL.  In furtherance of the foregoing, the undersigned agrees that KBL and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.  KBL may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of KBL Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

4. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement.  All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

5. The undersigned acknowledges and agrees that the Company is and shall be a third party beneficiary of this Lock-Up Agreement, including, without limitation, the right to provide written consent and waiver prior to the Closing, and shall be entitled to enforce the terms and provisions of this Lock-Up Agreement to the same extent as if it was initially a party hereto.

6. In the event that any holder of KBL Common Stock or securities convertible into or exercisable or exchangeable for KBL Common Stock that is subject to a substantially similar letter agreement entered into by such holder, other than KBL or the undersigned, is permitted by KBL to sell or otherwise transfer or dispose of shares of KBL Common Stock or securities convertible into or exercisable or exchangeable for KBL Common Stock for value other than as permitted by this Lock-Up Agreement or a substantially similar letter agreement entered into by such holder, the same percentage of shares of KBL Common Stock or securities convertible into or exercisable or exchangeable for KBL Common Stock held by the undersigned shall be immediately and fully released on the same terms from any remaining restrictions set forth herein.

7. The undersigned understands that if the Business Combination Agreement is terminated for any reason, or if the Merger is not consummated by December 9, 2019, the undersigned shall automatically be released from all restrictions and obligations under this Lock-Up Agreement.  The undersigned understands that KBL and the Company are proceeding with the Contemplated Transactions in reliance upon this Lock-Up Agreement.

8. Any and all remedies herein expressly conferred upon KBL will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, and the exercise by KBL of any one remedy will not preclude the exercise of any other remedy.  The undersigned agrees that irreparable damage would occur to KBL in the event that any provision of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that KBL shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which KBL is entitled at law or in equity, and the undersigned waives any bond, surety or other security that might be required of KBL with respect thereto.

9. This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

10. This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by KBL and the undersigned by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

(Signature Page Follows)

Very truly yours,

Print Name of Stockholder:

Signature (for individuals):

Signature (for entities):

By:
Name:
Title:

[Signature Page to Lock-up Agreement]

Accepted and Agreed by
[    ]

By
Name:
Title:

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